As filed with the Securities and Exchange Commission on November 4, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

V2X, Inc.

(Exact name of registrant as specified in its charter)

Indiana	38-3924636
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
2424 Garden of the Gods Road, Colorado Springs, CO	80919
(Address of Principal Executive Offices)	(Zip Code)

V2X, Inc. 2014 Omnibus Incentive Plan

(Full Title of the Plan)

Charles L. Prow

President and Chief Executive Officer

V2X, Inc.

2424 Garden of the Gods Road, Suite 300

Colorado Springs, CO 80919

(719) 591-3600

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Kevin T. Boyle, Esq.

Chief Legal Officer, General Counsel and Corporate Secretary of V2X, Inc.

7901 Jones Branch Drive, Suite 700

McLean, VA 22102

(719) 591-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by V2X, Inc., an Indiana corporation, (the “Registrant” or the “Company”), to register up to 893,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), issuable in connection with the V2X, Inc. 2014 Omnibus Incentive Plan, as amended under the Securities Act of 1933, as amended (the “Securities Act”).

On October 27, 2022, the shareholders of the Registrant approved the second amendment and restatement of the V2X, Inc. 2014 Omnibus Incentive Plan (the “Amended Plan”), as approved by the Registrant’s Board of Directors on August 18, 2022. The Amended Plan renames, amends and restates in its entirety the Vectrus, Inc. 2014 Omnibus Incentive Plan, as previously amended and restated (the “2014 Plan”). The Amended Plan establishes a new pool of shares that may be issued under the plan, which consists of 893,000 shares, plus any shares that remain available for issuance under the 2014 Plan and any shares subject to awards previously issued under the 2014 Plan which expire or are cancelled pursuant to their terms.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Amended Plan as covered by this Registration Statement on Form S-8 (the “Registration Statement”) and as required by Rule 428(b)(1). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company are hereby incorporated by reference in this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as filed with the Commission on March 7, 2022 as amended by the Company’s Annual Report on Form 10-K/A as filed with the Commission on April 5, 2022;

(b)	the Company’s Quarterly Reports on Form 10-Q as filed with the Commission on May 10, 2022 and August 9, 2022;

(c)	the Company’s effective Registration Statement on Form 10 as filed by the Company on March 10, 2014, as updated by the description of the Registrant’s Common Stock contained in Exhibit 4.1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as filed with the Commission on March 7, 2022, including the description of the Company’s Common Stock contained therein, and any amendment or report filed for the purpose of updating such description; and

(d)	the Company’s Current Reports on Form 8-K as filed with the Commission on January 27, 2022, March 7, 2022 (excluding Item 7.01, Exhibit 99.1 and Exhibit 99.2), March 8, 2022, June 15, 2022, July 5, 2022 (as amended by the Company’s Current Report on Form 8-K/A as filed with the Commission on September 1, 2022), August 9, 2022 (excluding Item 2.02, Item 7.01, Exhibit 99.1 and Exhibit 99.2), August 19, 2022 and October 28, 2022.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any information that the Registrant discloses under Items 2.02, 7.01 or 9.01 of any Current Report on Form 8-K that is deemed to be furnished and not filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is an Indiana corporation. Chapter 37 of the Indiana Business Corporation Law, as amended (the “IBCL”) requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, to which the director or officer is a party because of his or her service as a director or officer of the corporation against reasonable expenses, including counsel fees, incurred by the director or officer in connection with the proceeding.

The IBCL also permits a corporation to indemnify a director or an officer who is made a party to a proceeding because the individual is or was a director or an officer of the corporation against liability incurred in the proceeding if (i) the individual’s conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests, and (B) in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director or officer did not meet the standard of conduct described in this paragraph.

The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred by a director or officer who is a party to a proceeding before the final disposition of a proceeding (provided the director or officer delivers a written affirmation of such individual’s good faith belief that he or she has met the above standard of conduct and a written undertaking to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct, among other conditions) and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

In addition to the foregoing, the IBCL states that the indemnification it provides for shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of a corporation’s articles of incorporation or by-laws, resolution of the board of directors or shareholders, or any other authorization adopted after notice by a majority vote of all the voting shares then issued and outstanding. The IBCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any director or officer against any liability asserted against or incurred by such individual in any capacity as such, or arising out of his or her status as such, whether or not the corporation would have had the power to indemnify such individual against such liability.

As permitted by the IBCL, the Company’s amended and restated articles of incorporation, as amended effective July 5, 2022, provide that, to the fullest extent permitted by law, no director or officer shall be personally liable to the Company or any of its shareholders for damages for any action taken as a director or officer, or any failure or omission to take any action, regardless of the nature of the breach or alleged breach, including any breach or alleged breach of the duty of care, the duty of loyalty or the duty of good faith.

The Company’s second amended and restated by-laws, as amended effective July 5, 2022 (the “by-laws”), provide for mandatory indemnification, to the fullest extent permitted by law, of the Company’s directors and officers against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action, suit or proceeding by or in the right of the Company, in which such person is or was involved in any manner (including as a party or witness) or is threatened to be made so involved by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan). The right to indemnification is a contract right and includes the right to advancement of expenses in accordance with specified procedures.

The indemnification provisions in the Company’s governing documents may be sufficiently broad to permit indemnification of directors and officers for liabilities arising under the Securities Act.

The Company has also entered into indemnification agreements with its directors, pursuant to which the Company has agreed to indemnify and hold harmless, to the fullest extent permitted by applicable law and the by-laws, each director against any and all expenses (including attorney’s fees and related disbursements, appeal bonds and other out-of-pocket costs), judgments, fines, amounts paid in settlement, liabilities or losses actually and reasonably incurred by such director by reason of the fact that such person is or was a director (or, at the request of the Company, as a director, officer, employee, fiduciary or other agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise), or by reason of any actual or alleged action or omission to act taken or omitted in any such capacity. The indemnification agreements set forth certain procedures that will apply in the event of a claim for indemnification thereunder. In addition, the agreements provide for the advancement of expenses incurred by a director, subject to certain exceptions, in connection with any action, suit or proceeding covered by the agreement.

The Company has purchased directors’ and officers’ liability insurance, the effect of which is to indemnify its directors and officers and the directors and officers of its subsidiaries against certain losses caused by errors, misstatement or misleading statements, wrongful acts, omissions, neglect or breach of duty by them or similar matters claimed against them in their capacities as directors or officers. This insurance is subject to various deductibles and exclusions from coverage.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document
3.1	Second Amended and Restated Articles of Incorporation of V2X, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 5, 2022)
3.2	Second Amended and Restated Bylaws of V2X, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on July 5, 2022)
4.3	V2X, Inc. Second Amended and Restated 2014 Omnibus Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on September 13, 2022)
5.1	Opinion of Faegre Drinker Biddle & Reath LLP*
23.1	Consent of Deloitte & Touche LLP *
23.2	Consent of RSM US LLP*
23.3	Consent of PricewaterhouseCoopers LLP*
23.4	Consent of Faegre Drinker Biddle & Reath LLP (included as part of Exhibit 5.1)*
24.1	Power of Attorney (included on the signature page hereto)*
107	Filing Fee Table*

* Filed herewith

Item 9.	Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado on the 4th day of November, 2022.

V2X, Inc.

By:	/s/ Kevin T. Boyle
Name:	Kevin T. Boyle
Title:	Chief Legal Officer, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that this Registration Statement has been signed by the following persons in the capacities and on the dates stated and that each person whose signature appears below hereby constitutes and appoints Charles L. Prow, Susan D. Lynch or Kevin T. Boyle and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments to the Registration Statement), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Charles L. Prow	President and Chief Executive Officer, Director	November 4, 2022
Charles L. Prow	(Principal Executive Officer)

/s/ Susan D. Lynch	Chief Financial Officer	November 4, 2022
Susan D. Lynch	(Principal Financial Officer)

/s/ William B. Noon	Chief Accounting Officer	November 4, 2022
William B. Noon	(Principal Accounting Officer)

/s/ Mary L. Howell	Chair	November 4, 2022
Mary L. Howell

/s/ John Edward Boyington, Jr.	Director	November 4, 2022
John Edward Boyington, Jr.

/s/ Dino M. Cusumano	Director	November 4, 2022
Dino M. Cusumano

/s/ Lee E. Evangelakos	Director	November 4, 2022
Lee E. Evangelakos

/s/ Melvin F. Parker	Director	November 4, 2022
Melvin F. Parker

/s/ Eric M. Pillmore	Director	November 4, 2022
Eric M. Pillmore

/s/ Joel M. Rotroff	Director	November 4, 2022
Joel M. Rotroff

/s/ Neil D. Snyder	Director	November 4, 2022
Neil D. Snyder

/s/ Stephen L. Waechter	Director	November 4, 2022
Stephen L. Waechter

/s/ Phillip C. Widman	Director	November 4, 2022
Phillip C. Widman